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                                                                   EXHIBIT 21.1

SUBSIDIARIES OF HOME PRODUCTS INTERNATIONAL INC.:

Selfix, Inc.
(Delaware corporation)
Chicago, Illinois

Shutters, Inc.
(Illinois corporation)
Hebron, Illinois